Exhibit 10.22

First Supplemental Agreement to Secured Loan Facility Agreement dated 25 June 2014

Dated November 2015

(1)	Eirini Shipping Ltd Eleni Shipping Limited (as joint and several borrowers)

(2)	Euroseas Ltd (as Guarantor)

(3)	HSBC Bank plc (as Lender)

Contents
		Page
1	Interpretation	1
2	Conditions precedent and subsequent	4
3	Representations and Warranties	8
4	Amendments to Loan Agreement	8
5	Confirmation and Undertaking	11
6	Communications, Law and Jurisdiction	12
Schedule 1	Effective Date Confirmation	13

Supplemental Agreement
Dated     November 2015
Between:
(1)
Eirini Shipping Ltd ("Eirini") and Eleni Shipping Limited ("Eleni"), each company incorporated according to the law of the Republic of Liberia with registered address at 80 Broad Street, Monrovia, Liberia (as joint and several borrowers, together, the "Borrowers");

(2)
Euroseas Ltd., a company incorporated according to the law of the Republic of the Marshall Islands with registered address at the Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960, Marshall Islands (the "Guarantor"); and

(3)
HSBC Bank plc, a company incorporated under the laws of England whose registered office is at 8 Canada Square, London, E14 5HQ, United Kingdom, acting through its Athens Branch at 109-111 Messoghion Ave, Athens, Greece (the "Lender").

Supplemental to a secured loan agreement dated 25 June 2014 (the "Loan Agreement") made between the Borrowers and the Lender, on the terms and subject to the conditions of which the Lender has made available to the Borrowers a loan facility of up to sixteen million five hundred thousand Dollars ($16,500,000).
Whereas:
(A)
The Borrowers have requested that the Applicable Margin is maintained at three point seventy five per cent (3.75%) per annum, subject to the Borrowers providing to the Lender additional security (the "Borrowers' Request").

(B)	The Lender is willing to accede to the Borrowers' Request on the terms and subject to the conditions contained in this Supplemental Agreement.
It is agreed as follows:
1	Interpretation
1.1	In this Supplemental Agreement:
"Additional Documents" means this Supplemental Agreement and the Additional Security Documents and "Additional Document" means any one of them;
"Additional Security Documents" means the Collateral Guarantees, the Collateral Mortgages, the Collateral Assignments, the Collateral Manager's Undertakings, the Cash Collateral Account Charge and any other agreement or document which may at any time be executed by any person as additional security for the payment of all or any part of the Indebtedness and "Additional Security Document" means any one of them;
"Cash Collateral" means the amount of seven hundred thousand Dollars ($700,000);

"Cash Collateral Account" means an interest bearing bank account opened or to be opened in the name of the Borrowers with the Lender and designated "HSBC Bank plc – Re: Eirini/Eleni";
"Cash Collateral Account Charge" means a first priority charge over the Cash Collateral Account and all amounts from time to time standing to the credit of the Cash Collateral Account, to be executed by the Borrowers in favour of the Lender, as additional security for the payment of the Indebtedness up to the Release Date, in such form and containing such terms and conditions as the Lender shall require;
"Collateral Assignments" means the second priority assignments of the Insurances, the Earnings, any Charter and the Requisition Compensation (as each such term is defined therein) in respect of the Collateral Vessels to be granted by the relevant Collateral Owners in favour of the Lender, in such form and containing such terms and conditions as the Lender shall require and "Collateral Assignment" means any one of them;
"Collateral Guarantees" means the guarantees and indemnities to be executed by the Collateral Owners in favour of the Lender, in such form and containing such terms and conditions as the Lender shall require and "Collateral Guarantee" means any one of them;
"Collateral Loan Agreements" means the Xingang/Joanna Loan Agreement and the Pantelis Loan Agreement and "Collateral Loan Agreement" means either of them;
"Collateral Manager's Undertakings" means the manager's undertakings in respect of the Collateral Vessels to be executed by the Manager in favour of the Lender, in such form and containing such terms and conditions as the Lender shall require and "Collateral Manager's Undertaking" means any one of them;
"Collateral Mortgages" means the second preferred Liberian mortgages in respect of the Collateral Vessels to be granted by the relevant Collateral Owners in favour of the Lender, in such form and containing such terms and conditions as the Lender shall require and "Collateral Mortgage" means any one of them;
"Collateral Owners" means the Xingang Collateral Owner, the Joanna Collateral Owner and the Pantelis Collateral Owner and "Collateral Owner" means any one of them;
"Collateral Vessels" means the Marinos Collateral Vessel, the Joanna Collateral Vessel and the Pantelis Collateral Vessel and "Collateral Vessel" means any one of them;
"Effective Date" means the date on which the Lender confirms to the Borrowers in writing substantially in the form set out in Schedule 1 that all of the conditions referred to in clause 2.1 have been satisfied, which confirmation the Lender shall be under no obligation to give if Event of Default shall have occurred and be continuing;
"Joanna Collateral Owner" means Joanna Maritime Ltd, a company incorporated under the laws of the Republic of Liberia, having its registered address at 80 Broad Street, Monrovia, Liberia;

"Joanna Collateral Vessel" means the motor vessel named "JOANNA" with IMO no. 9204477 built in Poland in 1999, currently registered under the flag of the Republic of Liberia in the ownership of the Joanna Collateral Owner and everything now or in the future belonging to her on board and ashore;
"Marinos Collateral Vessel" means the motor vessel named "MARINOS" with IMO no. 9053232 built in Germany in 1993, currently registered under the flag of the Republic of Liberia in the ownership of the Xingang Collateral Owner and everything now or in the future belonging to her on board and ashore;
"Pantelis Collateral Owner" means Pantelis Shipping Corp., a company incorporated under the laws of the Republic of Liberia, having its registered address at 80 Broad Street, Monrovia, Liberia;
"Pantelis Collateral Vessel" means the bulk carrier vessel named "PANTELIS" with IMO no. 9207730  built in Japan in 2000, currently registered in the ownership of the Pantelis Collateral Owner under the flag of the Republic of Liberia and everything now or in the future belonging to her on board and ashore;
"Pantelis Loan Agreement" means the loan agreement dated 15 December 2009 (as amended and supplemented form time to time) made between the Pantelis Collateral Owner (as borrower) and the Lender (as lender) for the purposes and pursuant to the terms and conditions contained therein;
"Release Date" means the date of actual release of the Cash Collateral Account Charge to be released by the Lender in accordance with Clause 27.8 of the Loan Agreement and the terms and conditions contained in such Cash Collateral Account Charge;
"Security Parties" all parties to this Supplemental Agreement and the Collateral Owners, other than the Lender and "Security Party" means any one of them;
"Supplemental Agreement" means the first supplemental agreement herein contained;
"Xingang Collateral Owner" means Xingang Shipping Ltd, a company incorporated under the laws of the Republic of Liberia, having its registered address at 80 Broad Street, Monrovia, Liberia; and
"Xingang/Joanna Loan Agreement" means the loan agreement dated    November 2015 made between the Xingang Collateral Owner and the Joanna Collateral Owner (as joint and several borrowers) and the Lender (as lender) for the purposes and pursuant to the terms and conditions contained therein.
1.2
All words and expressions defined in the Loan Agreement shall have the same meaning when used in this Supplemental Agreement unless the context otherwise requires, and Clause 2.1 of the Loan Agreement shall apply to the interpretation of this Supplemental Agreement as if it were set out in full.

1.3
All obligations, representations, warranties, covenants and undertakings of the Borrowers under or pursuant to this Supplemental Agreement shall, unless otherwise expressly provided, be entered into, made or given by them jointly and severally.

2	Conditions precedent and subsequent
2.1	Conditions precedent
As conditions for the agreement of the Lender to the request specified in Recital (A) above and for the effectiveness of clause 4, the Borrowers shall deliver or cause to be delivered to or to the order of the Lender the following documents and evidence:
2.1.1	Officer's certificate
A certificate from a duly authorised officer of each of the Borrowers, the Guarantor and the Manager confirming that none of the constitutional documents delivered to the Lender pursuant to Clause 19.1.5 of the Loan Agreement have been amended or modified in any way since the date of their delivery to the Lender, or attaching copies, certified by a duly authorised officer of each Borrower, the Guarantor or the Manager (as the case may be) as true, complete, accurate and neither amended nor revoked of any of the constitutional documents which have been amended or revoked and certifying that each copy document relating to it specified in Clauses 2.1.4, 2.1.5 and 2.1.6 is correct, complete and in full force and effect and setting out the names of the directors, officers and shareholders of the Borrower, the Guarantor and the Manager (as applicable) and the proportion of shares held by each shareholder.
2.1.2	Collateral Owners' constitutional documents
Copies of the constitutional documents of each Collateral Owner together with such evidence as the Lender may reasonably require that the relevant Collateral Owner is duly incorporated in its country of incorporation and remains in existence with power to enter into, and perform its obligations under, the Additional Security Documents to which it is or is to become a party.
2.1.3	Certificate of goodstanding
A certificate of good standing in respect of each Security Party.
2.1.4	Board resolutions
A copy of a resolution of the board of directors of each Security Party:
(a)	approving or ratifying the terms of, and the transactions contemplated by, the Additional Documents to each of which it is a party and resolving that it executes each of the Additional Documents; and
(b)	authorising a specified person or persons to execute the Additional Documents (and all documents and notices to be signed and/or dispatched under the Additional Documents) on its behalf.
2.1.5	Shareholders resolutions
A copy of a resolution signed by all the holders of the issued shares in each Security Party (other than the Guarantor), approving the terms of, and the transactions contemplated by, the Additional Documents.

2.1.6	Power of attorney
The legalised power of attorney of each Security Party under which the Additional Documents are to be executed or transactions undertaken by the Security Parties.
2.1.7
Collateral Owners' Officer's certificates   An original certificate of a duly authorised officer of each Collateral Owner certifying that each copy document relating to it specified in this Clause 2.1 is correct, complete and in full force and effect and setting out the names of the directors, officers and shareholders of that Collateral Owner and the proportion of shares held by each shareholder.

2.1.8	Additional Documents
The Additional Documents duly executed together with all other documents required by any of them, including, without limitation, all notices of assignment and/or charge and evidence that those notices will be duly acknowledged by the recipients.
2.1.9	Collateral Vessel documents
Photocopies, certified as true, accurate and complete by a director or the secretary or a legal adviser of the relevant Collateral Owner, of:
(a)	any charterparty or other contract of employment of a Collateral Vessel which will be in force on the Effective Date;
(b)	each Management Agreement (as defined in the relevant Collateral Loan Agreement) in respect of the Collateral Vessels;
(c)	each Collateral Vessel's Safety Construction, Safety Equipment, Safety Radio, Load Line and International Oil Pollution Prevention Certificates;
(d)	each Collateral Vessel's Certificate of Financial Responsibility issued pursuant to the United States Oil Pollution Act 1990;
(e)	each Collateral Vessel's safety management certificate (SMC);
(f)	the ISM Company's document of compliance (DOC);
(g)	each Collateral Vessel's current international ship security certificate under the ISPS Code (ISSC);
(h)	each Collateral Vessel's current international air pollution prevention certificate for the Vessel issued under Annex VI (IAPPC);
(i)	each Collateral Vessel's current Tonnage Certificate,
in each case together with all addenda, amendments or supplements.

2.1.10	Evidence of Collateral Owner's title
Certificate of ownership and encumbrance (or equivalent) issued by the Registrar of Ships (or equivalent official) of the flag of the Republic of Liberia confirming that (a) each Collateral Vessel is permanently registered under that flag in the ownership of the relevant Collateral Owner, (b) each  Collateral Mortgage has been registered with second priority against the relevant Collateral Vessel and (c) there are no further Encumbrances registered against each Collateral Vessel (other a first preferred mortgage in favour of the Lender as security under the relevant Collateral Loan Agreement).
2.1.11	Evidence of insurance
Evidence that each Collateral Vessel is insured in the manner required by the Additional Security Documents and that letters of undertaking will be issued in the manner required by the Additional Security Documents, together with (if required by the Lender) the written approval of each Collateral Vessel's Insurances (as such term is defined in the relevant Collateral Loan Agreement) by an insurance adviser appointed by the Lender.
2.1.12	Confirmation of class
In respect of each Collateral Vessel, a Certificate of Confirmation of Class for hull and machinery confirming that the relevant Collateral Vessel is classed with the highest class applicable to vessels of her type with such other classification society as may be acceptable to the Lender free of recommendations affecting class.
2.1.13	Valuation
A valuation of each Collateral Vessel addressed to the Lender from a broker acceptable to the Lender certifying the market value for each Collateral Vessel, acceptable to the Lender.
2.1.14	Legal Opinions
Legal opinion(s) of the legal advisers to the Lender in each relevant jurisdiction, other than England and Wales, substantially in the form required by the Lender, prior to the signing of this Supplemental Agreement or confirmation satisfactory to the Lender that such an opinion will be given.
2.1.15	Process agent
Evidence that the process agent referred to in Clause 41.4 of the Loan Agreement and any process agent appointed under any other Finance Document has accepted its appointment as agent for service of process in relation to any proceedings before the English Courts in connection with the Additional Documents.

2.1.16	Account mandates
Such duly signed forms of mandate, and/or other evidence of the opening of the Cash Collateral Account, as the Lender may require.
2.1.17	Cash Collateral
Evidence in form and substance acceptable to the Lender that the Cash Collateral has been credited in to the Cash Collateral Account and secured in favour of the Lender as additional security for the payment of the Indebtedness up to the Release Date, free of Encumbrances (other than in favour of the Lender).
2.1.18	Other authorisations
A copy of any other consent, licence, approval, authorisation or other document, opinion or assurance which the Lender, reasonably considers to be necessary or desirable (if it has notified the Borrowers accordingly) in connection with the entry into and performance of the transactions contemplated by any of the Additional Documents or for the validity and enforceability of any of the Additional Documents.
2.2	Conditions subsequent
The Borrowers undertake to deliver or to cause to be delivered to or to the order of the Lender on the Effective Date or at the date specified by the Lender:
2.2.1	Acknowledgements of notices
Acknowledgements of all notices of assignment and/or charge given pursuant to any of the Additional Security Documents received by the Lender pursuant to clause 2.1
2.2.2	Legal opinions
Such of the legal opinions specified in clause 2.1 as have not already been provided to the Lender.
2.2.3	Letters of undertaking
Letters of undertaking in respect of each Collateral Vessel as required by the relevant Additional Security Documents in form and substance acceptable to the Lender.
2.2.4	Transaction expenses
Evidence of payment of the legal costs and expenses incurred by the Lender in connection with the preparation, negotiation, execution of the Additional Documents and any other document in connection with any of them.
2.3	No waiver
If any of the documents and evidence required by clause 2.1 have not been delivered to or to the order of the Lender in accordance therewith, the Borrowers undertake to deliver all outstanding documents and evidence to or to the order of the Lender no later than the date specified by the Lender after the Effective Date, and delivery on such later date shall not be taken as a waiver of the Lender's right to require production of all the documents and evidence required by clause 2.1.

2.4	Form and content
All documents and evidence delivered to the Lender pursuant to this clause shall:
2.4.1	be in form and substance acceptable to the Lender;
2.4.2	be accompanied, if required by the Lender, by translations into the English language, certified in a manner acceptable to the Lender; and
2.4.3	if required by the Lender, be certified, notarised, legalised or attested in a manner acceptable to the Lender.
3	Representations and Warranties
Each of the representations and warranties contained in Clause 17 of the Loan Agreement and Clause 3 of the Guarantee (respectively), shall be deemed repeated by each of the Security Parties (as applicable) at the date of this Supplemental Agreement and at the Effective Date, by reference to the facts and circumstances then pertaining, as if references to the Finance Documents included this Supplemental Agreement and the other Additional Documents.
4	Amendments to Loan Agreement
With effect from the Effective Date:
4.1
the definitions contained in clause 1.1 of this Supplemental Agreement (other than the definitions of "Effective Date", "Security Parties" and "Supplemental Agreement") shall be added to Clause 2.1 of the Loan Agreement in alphabetical order;

4.2	the definition of "Accounts" as set out in Clause 2.01 of the Loan Agreement shall be read and construed to include the Cash Collateral Account and when used in the singular shall mean any of them.
4.3	the definition of "Accounts' Charges" as set out in Clause 2.01 of the Loan Agreement shall be read and construed to include the Cash Collateral Account Charge;
4.4	the definition of "Applicable Margin" of Clause 2.01 of the Loan Agreement shall be deleted and restated as follows:
"'Applicable Margin" means three point seventy five per cent (3.75%) per annum";
4.5	the definition of "Classification Society" of Clause 2.01 of the Loan Agreement shall be deleted and restated as follows:
"'Classification Society' means in respect of (a) the Eirini Ship, Bureau Veritas, (b) the Eleni Ship, NIPPON KAIJ1 KYOKAI, (c) the Joanna Collateral Vessel, DNV-GL,           (d) the Marinos Collateral Vessel, DNV-GL and (e) the Pantelis Collateral Vessel, Rina or such other classification society member of the IACS as may be as may be acceptable to the Lender.";
4.6	the definition of "Finance Documents" in Clause 2.01 of the Loan Agreement shall be read and construed to include this Supplemental Agreement;

4.7	the definition of "Management Agreement" in Clause 2.1 of the Loan Agreement shall be deleted and replaced as follows:
""Management Agreement" means in relation to a Ship, the management agreement in respect of that Ship made by and between (i) the Owner or a Collateral Owner thereof (as the case may be) and (ii) the Manager on terms acceptable to the Lender, as the same may from time to time be amended, varied or supplemented and, in "Management Agreements" means any of them";
4.8	the definition of "Mortgaged Ship" of Clause 2.01 of the Loan Agreement shall be deleted and restated as follows:
""Mortgaged Ship" means at any relevant time a Ship, which is, at such time, subject to a Mortgage or a Collateral Mortgage (as the case may be) and the Earnings, Insurances and Requisition Compensation of which are subject to an Encumbrance and, "Mortgaged Ships" means any Ship";
4.9
the definition of "Proceeds" of Clause 2.01 of the Loan Agreement shall be amended to include the words "the Cash Collateral Account", in the 5th line after the words "credit of", and the words "either of them" shall be deleted and replaced with the words "any of them";

4.10	the following new definitions shall be included in Clause 2.01 of the Loan Agreement in alphabetical order:
"'Effective Date' means the date as defined in the Supplemental Agreement"; and
"'Supplemental Agreement' means the agreement dated      November 2015 made between the Borrowers (as joint and several borrowers), the Guarantor (as guarantor) and the Lender (as lender) for the purposes and pursuant to the terms and conditions contained therein";
4.11	the definition of "Security Documents" as set out in Clause 2.01 of the Loan Agreement shall be read and construed to include the Additional Security Documents;
4.12	the definition of the term "Security Parties" set out in Clause 2.01 of the Loan Agreement shall be read and construed as including the Collateral Owners;
4.13	the definition of "Security Requirement" of Clause 2.1 of the Loan Agreement shall be deleted and replaced as follows:
""Security Requirement" means the amount in Dollars (as certified by the Lender whose certificate shall, in the absence of manifest error, be conclusive and binding on the Borrowers and the Lender) which is at least equal to one hundred and thirty per cent (130%) of the Facility at any relevant time";
4.14
all references to the terms "Borrower", "Borrowers" and "Owner" (as the case may be) in the definitions of "Earnings", "ISM Code Documentation", "Relevant Ship" of Clause 2.1 of the Loan Agreement and in Clauses 10.2.5, 17.2.1, 17.2.2, 17.2.9, 17.2.10, 17.2.11, 17.2.12, 17.2.13, 20.26, 22.5, 22.12, 22.18, 22.19, 22.20, 22.22, 22.27, 22.31, 24.1.5 up to (and including) 24.1.17, 24.1.23, 24.1.24, 24.1.31 and 24.4 shall be read and construed to include the Collateral Owners in respect of the Collateral Vessels (as the context may require);

4.15
all references to the term "Ship" in the Loan Agreement (other than in respect of the definitions of "General Assignment", "Manager's Undertakings" and "Mortgage" in Clause 2.1 of the Loan Agreement and in Clauses 1.1.2, 3.1.1.2, 10, 19, 20.37, 21, 24.1.25 and 27.01 of the Loan Agreement) shall be read and construed to include the Collateral Vessels and all references to the Borrowers in such clauses shall also refer to the Collateral Owners in respect of the Collateral Vessels (as the context may require);

4.16	Clause 17.02 of the Loan Agreement shall be deleted and replaced as follows:
"17.02
The Borrowers hereby further represent and warrant to the Lender that on the Drawdown Date in respect of the Eirini Ship and the Eleni Ship and on the Effective Date in respect of the Collateral Vessels and throughout the Security Period in respect of the Ships the following matters will be true and shall remain true in all material respects:";

Clause 17.2.5 of the Loan Agreement shall be deleted and restated as follows:
"17.02.5
the Mortgage in respect of each of the Eirini Ship and the Eleni Ship has been duly recorded against such Ship as a valid first priority ship mortgage and the Collateral Mortgage in respect of each of the Joanna Collateral Vessel, the Marinos Collateral Vessel and the Pantelis Collateral Vessel has been duly recorded against such Collateral Vessel as a valid second priority ship mortgage, in each case in favour of the Lender in accordance with the laws of her flag;";

4.17	Clause 18.1 of the Loan Agreement shall be deleted and restated as follows:
"18.1
The Borrowers hereby agree that the Security Documents shall secure with first priority in respect of each of the Eirini Ship and the Eleni Ship and with second priority in respect of the Collateral Vessels the due payment of the Indebtedness.";

4.18	Clause 22.32 of the Loan Agreement shall be amended to include the word "[second]" in the fifth line after the words "first";
4.19	Clause 24.1.4 of the Loan Agreement shall be deleted and restated as follows:
"24.1.4
any other Financial Indebtedness of a Borrower, including without limitation any Indebtedness (as defined in a Collateral Loan Agreement) exceeding in aggregate One million Dollars ($1,000,000) becomes due and payable or, with the giving of notice or lapse of time or any other condition or a combination thereof, capable of being declared due and payable prior to its stated maturity by reason of any circumstance entitling the creditors) thereof to declare such indebtedness due and payable and such indebtedness is not paid within fourteen (14) Banking Days therefrom;";

4.20
the heading of Clause 27 (Earnings and Retention Accounts) of the Loan Agreement and the heading of Clause 27 (Earnings and Retention Accounts) of the Index shall be deleted and replaced with "Accounts";

4.21	Clause 27.7 of the Loan Agreement shall be read and construed to exclude the Cash Collateral Account in respect of any withdrawals of moneys standing to the credit of the Cash Collateral Account; and
4.22	a new Clause 27.08 shall be added to the Loan Agreement as follows:
"27.08  The Borrowers shall ensure that at all times during the Security Period up to the Release Date the Cash Collateral is credited and maintained in the Cash Collateral Account, free of Encumbrances and rights of set off other than those created by or under the Finance Documents.
Following a request in writing by the Borrowers, the Lender shall, as soon as reasonably practicable, release the Borrowers from their obligations under and pursuant to the Cash Collateral Account Charge provided that:
27.8.1
(a) the Security Requirement in clause 2.01 of this Agreement is complied with and (b) the aggregate Market Value of the Eirini Ship and the Eleni Ship (determined in accordance with clause 22.26) is at least one hundred thirty per cent (130%) of the aggregate of (i) the outstanding amount of the Facility and (ii) (in case the Master Agreement is utilised) the Maximum Permitted Swap Exposure and in all respects to the absolute satisfaction of the Lender;

27.8.2	no Event of Default has occurred; and
27.8.3	where such release would not result in the occurrence of an Event of Default."
All other terms and conditions of the Loan Agreement shall remain unaltered and in full force and effect.
5	Confirmation and Undertaking
5.1
Each of the Borrowers and the Guarantor confirms that all of its respective obligations under or pursuant to each of the Security Documents to which it is a party remain in full force and effect, despite the amendments to the Loan Agreement made in this Supplemental Agreement, as if all references in any of the Security Documents to the Loan Agreement (however described) were references to the Loan Agreement as amended and supplemented by this Supplemental Agreement.

5.2	The definition of any term defined in any of the Security Documents shall, to the extent necessary, be modified to reflect the amendments to the Loan Agreement made in this Supplemental Agreement.
5.3
Each of the Borrowers and the Guarantor covenants that from time to time at the request of the Lender they will execute and deliver to the Lender or procure the execution and delivery to the Lender of all such documents as in the opinion of the Lender are necessary for giving full effect to this Supplemental Agreement and for perfecting and protecting the value of or enforcing any rights or securities granted to the Lender under or pursuant to the Loan Agreement and this Supplemental Agreement.

6	Communications, Law and Jurisdiction
The provisions of Clauses 31 (Confidentiality), 39 (Notices), 40 (Supplemental) and 41 (Law and Jurisdiction) of the Loan Agreement shall apply to this Supplemental Agreement as if they were set out in full and as if references to the Loan Agreement or the Finance Documents were references to this Supplemental Agreement.

Schedule 1
Effective Date Confirmation
To:	Eirini Shipping Ltd 80 Broad Street Monrovia Liberia
Eleni Shipping Limited
80 Broad Street
Monrovia
 Liberia
We, HSBC Bank plc, refer to the first supplemental agreement dated      November 2015 (the "Supplemental Agreement") relating to a secured loan agreement dated 25 June 2014 (the "Loan Agreement") made between you, as the Borrowers, and ourselves, as the Lender in respect of a loan to you from us of up to sixteen million five hundred Dollars ($16,500,000).
We hereby confirm that all conditions precedent referred to in Clause 2.1 of the Supplemental Agreement have been satisfied. In accordance with Clauses 1.1 and 4 of the Supplemental Agreement, the Effective Date is the date of this confirmation and the amendments to the Loan Agreement are now effective.

Dated:                              2015

Signed:    _________________
          For and on behalf of
          HSBC Bank plc

In witness of which the parties to this Supplemental Agreement have executed this Supplemental Agreement as a deed the day and year first before written.

Signed and delivered as	)
a deed by	)
its duly authorised attorney-in-fact	)
for and on behalf of	)
)
Eirini Shipping Ltd	)
in the presence of:	)

Witness signature:…………………………………………
Name:
Address:

Signed and delivered as	)
a deed by	)
its duly authorised attorney-in-fact	)
for and on behalf of	)
)
Eleni Shipping Limited	)
in the presence of:	)

Witness signature:…………………………………………
Name:
Address:

Signed and delivered as	)
a deed by	)
its duly authorised attorney-in-fact	)
for and on behalf of	)
)
Euroseas Ltd.	)
in the presence of:	)

Witness signature:…………………………………………
Name:
Address:

Signed and delivered as	)
a deed by	)
its duly authorised attorney-in-fact	)
for and on behalf of	)
)
HSBC Bank plc	)
in the presence of:	)

Witness signature:…………………………………………
Name:
Address: